SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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LIONS GATE ENTERTAINMENT CORP.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200,	2700 Colorado Avenue, Suite 200
Vancouver, British Columbia V6E 2E9	Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held September 12, 2006

To Our Shareholders:

The 2006 annual general meeting of shareholders of Lions Gate Entertainment Corp. will be held at the Four Seasons Hotel, Windows West Room, 21 Avenue Road, Toronto, Ontario, M5R 2G1, on Tuesday, September 12, 2006, beginning at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

1. Electing 11 directors, each for a term of one year;

2. Re-appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007 and authorizing our Audit Committee to determine the remuneration to be paid to Ernst & Young LLP;

3. Voting on an increase in the number of common shares reserved for issuance under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan;

4. Receiving the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2006, together with the auditor’s report thereon; and

5. Transacting such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders of record at the close of business on July 14, 2006 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof.

By Order of Our Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
July 27, 2006

i

2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation by the board of directors and management of Lions Gate Entertainment Corp. and contains information relating to our annual general meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 12, 2006, beginning at 10:00 a.m., local time, at the Four Seasons Hotel, Windows West Room, 21 Avenue Road, Toronto, Ontario, M5R 2G1, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are United States dollars unless otherwise indicated.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during fiscal 2006 and respond to appropriate questions from shareholders.

Who is entitled to vote?

Only shareholders of record who own the Company’s common shares (NYSE and TSX symbol: “LGF”) at the close of business on July 14, 2006, the “Record Date,” are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the meeting, or any continuations, adjournments or postponements of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 104,518,167 common shares were outstanding and entitled to vote and held by approximately 319 shareholders of record.

Who can attend the meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the meeting, in person or by proxy, of two holders of common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares, will constitute a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. At the Annual Meeting, one or more representatives from CIBC Mellon Trust Company, the Company’s transfer agent, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to us.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary at one of our principal executive offices either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors set forth with the description of each item in this proxy statement. In summary, our board of directors recommends a vote:

•	FOR the election of each of the nominated directors (see page 7);

•	FOR the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 9); and

•	FOR an increase in the number of common shares reserved for issuance under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (see page 9).

Our board of directors does not know of any other matters that may be brought before the meeting, nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. If any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

In order to be approved, the proposals included in this proxy statement — for the election of each of the nominated directors (Proposal 1), the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) and approval of an increase in the number of common shares reserved for issuance under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (Proposal 3) — each require the affirmative vote of a majority of the common shares present or represented by proxy. With respect to Proposals 1 and 2, abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item. With respect to Proposal 3, broker non-votes and abstentions will have the effect of a vote AGAINST the approval of the amendment to increase the shares reserved for issuance.

Who pays for the preparation of the proxy statement?

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.

May I propose actions for consideration at next year’s annual general meeting of shareholders?

Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than April 3, 2007. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted outside the proxy process (i.e., a proposal to be presented at the next annual general meeting of shareholders) must be received by our Corporate Secretary at either of our principal executive offices no later than June 12, 2007 and must comply with the requirements of the Business Corporations Act (British Columbia).

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is (604) 721-0719. Our principal executive offices are located at our head office and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404; (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 27, 2006

SECURITY OWNERSHIP

The following table presents certain information about beneficial ownership of our common shares as of July 14, 2006, by (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares, (2) each director and nominee for director and each officer named on the Executive Officer Compensation Table, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

		Percent of
Name of Beneficial Owner(1)	Number of Shares(2)	Total(3)

Capital Research and Management Co.(4)	8,569,210	8.2%
Fidelity Management and Research Co.(5)	11,311,500	10.8%
Great Plains Trust Company(6)	5,858,532	5.6%
Kornitzer Capital Management, Inc.(7)	12,556,004	12.0%
Mark H. Rachesky, M.D.(8)(9)	10,000,000	9.6%
SmallCap World Fund, Inc.(10)	6,528,500	6.4%
Mark Amin	1,752,260	1.7%
Norman Bacal(11)	18,600	*
Steve Beeks(12)	20,000	*
Michael Burns(13)	1,086,920	1.0%
Arthur Evrensel(14)	57,181	*
Jon Feltheimer(15)	2,065,282	2.0%
James Keegan(16)	50,000	*
Morley Koffman(17)	52,063	*
Wayne Levin(18)	107,250	*
Harald Ludwig(19)	30,591	*
Laurie May	105	*
G. Scott Paterson(20)	176,438	*
Daryl Simm(21)	31,669	*
Hardwick Simmons(22)	29,753	*
Brian V. Tobin(23)	52,803	*
Marni Weishofer(24)	50,000	*
All executive officers and directors as a group (16 persons)	5,580,915	5.3%

*	Less than 1%

(1)	The addresses for the listed beneficial owners are as follows: Capital Research and Management Co., 333 South Hope St., Los Angeles, California 90071; Fidelity Management and Research Co., 82 Devonshire Street, Boston, Massachusetts 02109-3614; Great Plains Trust Company, 4705 Mission Road, Westwood, Kansas 66205; Kornitzer Capital Management, Inc., PO Box 918, Shawnee Mission, Kansas, 66201; Mark Rachesky, M.D., 40 West 57th Street, 24th Floor, New York, New York 10019; MHR Institutional Investors II LLC c/o Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022; MHR Institutional Partners IIA LP, c/o Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022; SmallCap World Fund, Inc., 333 S. Hope Street, 55th Floor, Los Angeles, California 90071; for each other listed individual, c/o the Company, 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9.

(2)	Includes vested restricted share units and restricted share units vesting and options exercisable within 60 days as of July 14, 2006.

(3)	Based on a total of 104,518,167 common shares outstanding.

(4)	This information is based solely on a Schedule 13G/A, filed February 10, 2006 with the Securities and Exchange Commission by Capital Research and Management Co. and SmallCap World Fund, Inc.

(5)	The information is based solely on a Schedule 13G/A, filed February 14, 2006 with the Securities and Exchange Commission by FMR Corp.

(6)	This information is based solely on a Schedule 13G, filed February 6, 2006 with the Securities and Exchange Commission by Great Plains Trust Company.

(7)	The information is based solely on a Schedule 13G, filed February 6, 2006 with the Securities and Exchange Commission by Kornitzer Capital Management, Inc.

(8)	The information is based solely on a Schedule 13G/A, filed January 26, 2006 with the Securities and Exchange Commission by MHR Institutional Partners IIA LP.

(9)	Based on a Schedule 13G/A, filed January 26, 2006 with the Securities Exchange Commission by MHR Institutional Partners IIA LP, relates to securities held for the accounts of each of MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”), MHR Capital Partners (500) LP (“Capital Partners (500)”) and MHR Capital Partners (100) LP (“Capital Partners (100)”). MHR Institutional Advisors is the general partner of each of Institutional Partners II and Institutional Partners IIA and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 5,977,660 common shares) for the accounts of each of Institutional Partners II (1,698,537 common shares) and Institutional Partners IIA (4,279,123 common shares). MHR Advisors LLC (“MHR Advisors”) is the general partner of Capital Partners (500) and Capital Partners (100) and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 1,447,340 common shares) for the accounts of each of Capital Partners (500) and Capital Partners (100) (1,274,593 and 172,747 common shares, respectively). Dr. Rachesky is the managing member of each of MHR Institutional Advisors and MHR Advisors and, in such capacity, may be deemed to beneficially own the securities held for the accounts of each of Institutional Partners II, Institutional Partners IIA, Capital Partners (500) and Capital Partners (100).

(10)	This information is based solely on a Schedule 13G/A, filed February 10, 2006 with the Securities and Exchange Commission by Capital Research and Management Company and SmallCap World Fund, Inc.

(11)	Includes 16,666 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(12)	Excludes 1,000,000 cash-based SARs with an exercise price of $5.20.

(13)	Includes 1,008,721 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006 and 35,000 restricted share units that are vested or will vest on or before September 12, 2006. Excludes 375,000 cash-based SARs with an exercise price of $5.00.

(14)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(15)	Includes 1,973,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006 and 35,000 restricted share units that are vested or will vest on or before September 12, 2006. Excludes 375,000 cash-based SARs with an exercise price of $5.00.

(16)	Consists of 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(17)	Includes 41,666 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(18)	Includes 100,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(19)	Includes 4,167 restricted share units that are vested or will vest on or before September 12, 2006.

(20)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(21)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(22)	Includes 4,167 restricted share units that are vested or will vest on or before September 12, 2006.

(23)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

(24)	Represents 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 12, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS; CONTINUING DIRECTOR NOMINEES

On June 13, 2006, as permitted by Canadian law and our Articles, our board set the number of directors at 12 for the ensuing year. Our board of directors is limited by our Articles to a minimum of five directors and a maximum of 18 directors. Our Articles also provide that the holder of our Series B preferred shares is entitled to elect one member of our board of directors, who shall be Mark Amin (and only Mr. Amin), so long as any Series B preferred shares are outstanding and Mr. Amin is legally qualified to serve on our board of directors. Mr. Amin, as the sole holder of Series B preferred shares, will elect himself as a director effective as of the Annual Meeting, and will continue to serve as such until our 2007 annual general meeting of shareholders, subject to the terms of our Articles.

Nominees for Directors

Each nominee, if elected at the Annual Meeting, will serve until our 2007 annual general meeting of shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles.

The following nominees have consented to serve on our board of directors and our board of directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if our board of directors has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Norman Bacal.  Mr. Bacal became a director in December 2004. Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987 and has been co-managing partner of the firm since 1997. Mr. Bacal is 50 years old and his place of residence is Toronto, Ontario.

Michael Burns.  Mr. Burns has been our Vice Chairman since March 2000. During his tenure at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000, Mr. Burns served as Managing Director and Head of the Office. Mr. Burns became a director in August 1999. Mr. Burns is Chairman and a director of Novica.com. Mr. Burns is 47 years old and his place of residence is Los Angeles, California.

Arthur Evrensel.  Mr. Evrensel became a director in September 2001 and is Chairman of our Compensation Committee. Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992. Mr. Evrensel is 48 years old and his place of residence is North Vancouver, British Columbia.

Jon Feltheimer.  Mr. Feltheimer became a director in January 2000 and Co-Chairman of our board of directors in June 2005, and has been our Chief Executive Officer since March 2000. Mr. Feltheimer worked for Sony Pictures Entertainment from 1991-1999, serving as Founder and President of TriStar Television from 1991-1993, as President of Columbia TriStar Television from 1993-1995 and from 1995-1999 as President of Columbia TriStar Television Group and EVP of Sony Pictures Entertainment. Mr. Feltheimer is 54 years old and his place of residence is Los Angeles, California.

Morley Koffman.  Mr. Koffman has been a director since November 1997 and is a member of our Audit Committee and Chairman of our Nominating & Corporate Governance Committee. Mr. Koffman is a lawyer with the firm of Koffman Kalef, where he has practiced since 1993. Mr. Koffman is a director and the Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. Mr. Koffman is 76 years old and his place of residence is Vancouver, British Columbia.

Harald Ludwig.  Mr. Ludwig previously served as a director from November 1997 to December 2004, and was re-appointed to our board of directors in June 2005. Mr. Ludwig is currently Co-Chairman of our board of directors and Chairman of our Strategic Advisory Committee. Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a leveraged buy-out company. Mr. Ludwig is a director, a member of the Governance Committee and chairman of the Compensation Committee of West Fraser Timber Co. Limited. Mr. Ludwig is also an advisor to Tennenbaum Capital Partners, LLC and to General Capital Group. Mr. Ludwig is 51 years old and his place of residence is West Vancouver, British Columbia.

Laurie May.  Ms. May has been a director since September 2005. Ms. May is Co-President of Maple Pictures Corp. Ms. May joined our company as Vice President, Business & Legal Affairs in March 1997, and was promoted to Senior Vice President, Business & Legal Affairs, which position she held until April 2005. In April 2005, the Company spun off its Canadian distribution operation into Maple Pictures, which distributes the Company’s film and TV programs in Canada, as well as produces and distributes other filmed entertainment in Canada. Prior to joining the Company, Ms. May practiced corporate and entertainment law at Osler, Hoskin & Harcourt for three years. She was also an adjunct professor of Entertainment and Sports Law at the University of Western Ontario. She received her Bachelor of Laws from the University of Toronto Law School. Ms. May is 39 years old and her place of residence is Toronto, Ontario.

G. Scott Paterson.  Mr. Paterson has been a director since November 1997 and is Chairman of our Audit Committee and a member of our Strategic Advisory Committee. Mr. Paterson is Chief Executive Officer of JumpTV Inc., the world’s leading broadcaster of ethnic channels over the internet. From October 1998 to December 2001, Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities Inc., which was then the leading underwriter of technology and film and entertainment companies in Canada. He is currently Chairman of the board of directors of Automated Benefits Corp. and a director of Rand A Technology Corp., public companies listed on the Toronto Stock Exchange and Toronto Venture Exchange, respectively. Mr. Paterson is the past Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. In December 2001, Mr. Paterson entered into a Settlement Agreement with the Ontario Securities Commission in connection with conduct that was deemed to be contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Mr. Paterson has fulfilled the terms of the Settlement Agreement which provided that he could not be registered under the Securities Act (Ontario) until December 19, 2003, that he make a voluntary payment to the Commission of one million Canadian dollars and that he temporarily cease trading for a six-month period. There were no allegations of securities rule or law breaches. No restrictions were imposed on Mr. Paterson regarding his capacity to act as an officer and/or director of public companies. Mr. Paterson is 42 years old and his place of residence is Toronto, Ontario.

Daryl Simm.  Mr. Simm became a director in September 2004 and is a member of our Compensation Committee and our Nominating & Corporate Governance Committee. Since 1998 Mr. Simm has been Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc., of which he is an officer. Omnicom Media Group companies provide media planning and buying and related services to advertisers. Mr. Simm is 45 years old and his place of residence is New York, New York.

Hardwick Simmons.  Mr. Simmons became a director in June 2005 and is a member of our Compensation Committee and our Nominating & Corporate Governance Committee. During his tenure at The NASDAQ Stock Market Inc. from February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. Mr. Simmons is currently a director and member of the Governance and Compensation Committee for Raymond James Financial, a public company listed on the New York Stock Exchange. Mr. Simmons is 66 years old and his place of residence is Katonah, New York.

Brian V. Tobin.  Mr. Tobin became a director in January 2004 and is a member of our Audit Committee and our Strategic Advisory Committee. Mr. Tobin is a director and member of the Corporate Governance Committee of Aecon Group Inc., a public company listed on the Toronto Stock Exchange, and is Chairman of the board for Consolidated Thompson — Lundmark Gold Mines Ltd. and New Flyer Industries Inc., also listed on the Toronto Stock Exchange. Mr. Tobin is a director of Persona Communications and the Canadian Phone Directories. Mr. Tobin is currently a Senior Business Advisor with Fraser Milner Casgrain LLP in Toronto, Canada and is Special Advisor for the Canadian Youth Business Foundation. Mr. Tobin has been a consultant since 2002 and prior to that held numerous political positions in Canada, both federal and provincial, including as Federal Minister of Industry from October 2000 to January 2002 and Premier of Newfoundland and Labrador from 1996 to 2000. Mr. Tobin is 51 years old and his place of residence is Toronto, Ontario.

Elected as Director

The following individual will be elected at the Annual Meeting by the holder of our Series B preferred shares under the terms of our Articles, as described above.

Mark Amin.  Mr. Amin has been Vice Chairman of our board of directors since June 2006. Mr. Amin was our Vice Chairman from October 2000 to April 2006. From 1984 to October 2000, Mr. Amin served as Chief Executive Officer or Chairman of Trimark Holdings, Inc., which he founded. Since 1998 Mr. Amin has been Chairman of CinemaNow, Inc. and since 2001 the owner and Chief Executive Officer of Sobini Films. Mr. Amin became a director in October 2000 and is a member of our Strategic Advisory Committee. Mr. Amin is 56 years old and his place of residence is Los Angeles, California.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the election of directors. Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of our Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm at a remuneration to be fixed by our Audit Committee. Ernst & Young LLP have been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to address the audience of the meeting and will be available to answer appropriate questions from shareholders.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the re-appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company to hold office until the close of the 2007 annual general meeting of shareholders, or until a successor is appointed, at a remuneration to be determined by our Audit Committee. Our board of directors recommends their re-appointment.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE LIONS GATE ENTERTAINMENT CORP. 2004
PERFORMANCE INCENTIVE PLAN

Our board of directors (on June 13, 2006) unanimously approved an amendment to the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”), which authorizes the Company to issue various equity-based incentives to our directors, officers, employees and providers. Subject to shareholder approval, the proposed amendment provides for an increase in the number of common shares available for grant purposes under the 2004 Plan from 2,000,000 to 7,000,000. The proposed amendment would also increase the number of shares that may be subject to grants of “full-value awards” (which generally includes awards other than options or share appreciation rights) under the 2004 Plan from 1,500,000 to 6,500,000.

As of July 14, 2006, a total of 1,966,685 common shares were then subject to outstanding awards granted under the 2004 Plan, and an additional 66,930 common shares were then available for new award grants under the 2004 Plan. As of July 14, 2006, approximately 64,431 shares were subject to stock options then outstanding under the Equity Incentive Plan.

We believe that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2004 Plan are an important attraction, retention and motivation tool for participants in the plan. Our board of directors approved the proposed amendment (subject to shareholder approval) based on a belief that the number of common shares currently available under the 2004 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. Long-term key employee retention is of particular significance to the Company, as competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. In this regard, we are currently in active negotiations to extend the employment agreement for Jon Feltheimer, our Chief Executive Officer, scheduled to expire March 31, 2007, and the employment agreement for Michael Burns, our Vice Chairman, scheduled to expire August 31, 2006. It is expected that such extensions will include significant grants under the 2004 Plan. If shareholders do not approve the proposed amendment to the 2004 Plan, we will continue to have authority to grant awards under the 2004 Plan within the existing 2004 Plan share limits.

Summary Description of the 2004 Plan

The principal terms of the 2004 Plan as proposed to be amended are summarized below. The following summary is qualified in its entirety by the full text of the 2004 Plan, as proposed to be amended, which has been filed as an appendix to the copy of this proxy statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at http://www.sec.gov. A copy of the 2004 Plan is also available, free of charge, upon request (to be directed to our Corporate Secretary at either of our principal executive offices).

Purpose.  The purpose of the 2004 Plan is to promote the success of the Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our shareholders.

Administration.  Our board of directors or one or more committees appointed by our board of directors administers the 2004 Plan. Our board of directors has delegated general administrative authority for the 2004 Plan to our Compensation Committee. A committee may delegate some or all of its authority with respect to the 2004 Plan to another committee of directors and certain limited award grant authority to grant awards to employees may be delegated to one or more officers of the Company. The appropriate acting body, be it our board of directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator.”

The Administrator has broad authority under the 2004 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2004 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or the Company’s common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or share appreciation right award under the 2004 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility.  Persons eligible to receive awards under the 2004 Plan include officers or employees of the Company or any of our subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of our subsidiaries.

Authorized Shares; Limits on Awards.  The maximum number of the Company’s common shares that may be issued or transferred pursuant to awards under the amended 2004 Plan equals the sum of: (1) 2,000,000 shares, plus (2) the number of shares available for additional award grant purposes under the Equity Incentive Plan (as defined below) as of September 12, 2004, plus (3) the number of any shares subject to stock options granted under the Equity Incentive Plan and outstanding as of September 12, 2004 which expire, or for any reason are cancelled or terminated, after that date without being exercised. If shareholders approve the proposed 2004 Plan amendment, the number of shares available for award grant purposes under the 2004 Plan will be increased by an additional 5,000,000 shares.

The following other limits are also contained in the 2004 Plan:

•	The maximum number of shares that may be delivered pursuant to stock options qualified as incentive stock options granted under the plan is 2,000,000 shares. If shareholders approve the proposed 2004 Plan amendment, this limit would be increased by an additional 5,000,000 shares.

•	The maximum number of shares subject to those stock options and share appreciation rights that are granted during any calendar year to any individual under the plan is 2,000,000 shares.

•	The maximum number of shares that may be delivered pursuant to awards granted under the plan, other than in the circumstances described in the next sentence, is 1,500,000 shares. This limit on so-called “full-value awards” does not apply, however, to the following: (1) shares delivered in respect of compensation earned but deferred, and (2) shares delivered pursuant to stock option or share appreciation right grants the per share exercise or base price, as applicable, of which is at least equal to the fair market value of a common share of the Company at the time of grant of the award. If shareholders approve the proposed 2004 Plan amendment, this limit would be increased by an additional 5,000,000 shares.

•	“Performance-Based Awards” under Section 5.2 of the 2004 Plan payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $5,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Plan. In the event that shares are delivered in respect of a dividend equivalent right, share appreciation right, or other award, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2004 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Plan will again be available for subsequent awards under the 2004 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2004 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2004 Plan, will be available for subsequent awards under the 2004 Plan. In addition, the 2004 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2004 Plan.

Types of Awards.  The 2004 Plan authorizes stock options, share appreciation rights, restricted shares, share bonuses and other forms of awards granted or denominated in the Company’s common shares or units of the Company’s common shares, as well as cash bonus awards. The 2004 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase the Company’s common shares at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a common share of the Company on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards Under the 2004 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2004 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A share appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a common share of the Company on the date of exercise of the share appreciation right over the base price of the share appreciation right. The base price will be established by the Administrator at the time of grant of the share appreciation right and generally cannot be less than the fair market value of a common share of the Company on the date of grant. Share appreciation rights may be granted in connection with other awards or independently. The maximum term of a share appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a share appreciation right may, however, be less than the fair market value of a common share of the Company on the date of grant in the case of (1) awards granted retroactively in tandem with or as a substitution for another award, or (2) if the option or share appreciation right will be counted against the plan’s limit on full-value awards (that is, the limit on the number of shares that can be issued under the 2004 Plan in respect of awards other than options and share appreciation rights).

The other types of awards that may be granted under the 2004 Plan include, without limitation, share bonuses, restricted shares, performance shares, share units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2004 Plan as described below.

Subject to limited exceptions set forth in Section 5.1.5 of the 2004 Plan, the 2004 Plan generally imposes a minimum one-year vesting requirement on any full-value awards that are subject to a performance-based vesting condition and generally requires that any other full-value awards not vest more rapidly than in monthly instalments over a three-year period. For these purposes, “full-value awards” include all awards under the 2004 Plan other than (1) a delivery of shares in respect of compensation earned but deferred, or (2) a stock option or stock appreciation right with an exercise or base price that is not less than the fair market value of the underlying shares on the date the award is granted.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2004 Plan (including options and share appreciation rights that may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted shares, performance shares, share units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or share appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or its subsidiaries. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in shares or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or share appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards.  Generally, and subject to limited exceptions set forth in the 2004 Plan, if any person acquires more than 30% of the outstanding common shares or combined voting power of the Company, if certain changes in a majority of our board of directors occur over a period of not longer than two years, if shareholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of our subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by us or any of our subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the 2004 Plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2004 Plan, awards under the 2004 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

No Limit on Other Authority.  The 2004 Plan does not limit the authority of our board of directors or any committee to grant awards or authorize any other compensation, with or without reference to our common shares, under any other plan or authority.

Termination of or Changes to the 2004 Plan.  Our board of directors may amend or terminate the 2004 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the 2004 Plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2004 Plan, such as the amendment proposed in this proxy statement. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring shareholder approval.) Unless terminated earlier by our board of directors, the authority to grant new awards under the 2004 Plan will terminate on June 27, 2014. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2004 Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2004 Plan

The U.S. federal income tax consequences of the 2004 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2004 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2004 Plan generally follow certain basic patterns: share appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2004 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

New Plan Benefits under the 2004 Performance Incentive Plan

The Compensation Committee has approved certain award grants under the 2004 Plan because insufficient shares remained available under the 2004 Plan for the grants. Each of these grants is set forth in the following table and is subject to shareholder approval of the 2004 Plan amendment.

2004 Performance Incentive Plan

Awards Subject to Shareholder Approval of 2004 Plan Proposal

Number of Restricted
Name and Position	Share Units(1)(2)

Executive Group
Jon Feltheimer	0
Chief Executive Officer
Michael Burns	0
Vice Chairman
Steven Beeks	0
President
Wayne Levin	25,000
General Counsel and Executive Vice President, Corporate Operations
James Keegan	25,000
Chief Financial Officer
Total for Executive Group	50,000

Non-Executive Director Group	0
Non-Executive Officer Employee Group	125,000

(1)	The units will be payable on a one-for-one basis in shares of the Company’s common stock following the date the units vest. These grants will not be effective if shareholders do not approve the proposed 2004 Plan amendment.

(2)	These restricted share units will be scheduled to vest either over two years or three years from the date of grant.

Except for the grants described in the table above, the Company has not approved any other awards that are conditioned upon shareholder approval of the proposed 2004 Plan amendment. The Company is not currently considering any other specific award grants under the 2004 Plan. If the additional shares that would be available if shareholders approve the proposed 2004 Plan amendment had been available in fiscal 2006, the Company expects that its award grants for fiscal 2006 would not have been substantially different from those actually made in that year under the 2004 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2006, see the material under the heading “Executive Compensation” below.

The closing market price for the Company’s common shares as of July 24, 2006 was $9.35 per share.

AGGREGATE PAST GRANTS UNDER THE 2004 PLAN

As of July 14, 2006, awards covering 2,794,249 common shares had been granted under the 2004 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted share unit vesting prior to and option and unvested restricted share unit holdings as of that date.

					Restricted Share Units
	Share Options						Number of
	Number of					Number of	Units
	Shares	Number of	Number of Shares		Number of	Units	Outstanding
	Subject to	Shares	Underlying Options as of		Restricted Share	Vested as	and Unvested
	Past Option	Acquired on	July 14, 2006		Units Subject to	of July 14,	as of July 14,
Name and Position	Grants	Exercise	Exercisable	Unexercisable	Past Grants	2006	2006

Executive Group:
Jon Feltheimer	0	0	0	0	90,000	35,000	55,000
Chief Executive Officer
Michael Burns	0	0	0	0	90,000	35,000	55,000
Vice Chairman
Steven Beeks	0	0	0	0	20,000	0	20,000
President
Wayne Levin	0	0	0	0	100,000	0	100,000

					Restricted Share Units
	Share Options						Number of
	Number of					Number of	Units
	Shares	Number of	Number of Shares		Number of	Units	Outstanding
	Subject to	Shares	Underlying Options as of		Restricted Share	Vested as	and Unvested
	Past Option	Acquired on	July 14, 2006		Units Subject to	of July 14,	as of July 14,
Name and Position	Grants	Exercise	Exercisable	Unexercisable	Past Grants	2006	2006

General Counsel and Executive Vice President, Corporate Operations
James Keegan	0	0	0	0	0	0	0
Chief Financial Officer
Total for Executive Group:	0	0	0	0	300,000	70,000	230,000
Non-Executive Director Group:
Mark Amin	0	0	0	0	0	0	0
Norman Bacal	50,000	0	16,667	33,333	0	0	0
Arthur Evrensel	0	0	0	0	0	0	0
Morley Koffman	50,000	0	16,667	33,333	0	0	0
Harald Ludwig	0	0	0	0	12,500	0	12,500
Laurie May	25,000	8,333	0	16,667	12,500	0	12,500
G. Scott Paterson	50,000	0	16,667	33,333	0	0	0
Daryl Simm	50,000	0	16,667	33,333	0	0	0
Hardwick Simmons	0	0	0	0	12,500	0	12,500
Brian V. Tobin	0	0	0	0	0	0	0
Total for Non-Executive Director Group:	225,000	8,333	66,668	149,999	37,500	0	37,500
Each other person who has received 5% or more of the options, warrants or rights under the 2004 Plan	250,000	41,667	41,667	166,666	11,250	0	11,250
All employees, including all current officers who are not executive officers or directors, as a group	975,657	104,617	478,308	392,726	521,500	29,099	492,401
Total	1,450,657	154,617	586,643	709,391	870,250	99,099	771,151

Messrs. Feltheimer and Burns and each of the non-executive directors identified above is a nominee for re-election as a director at the 2006 annual meeting.

Vote Required and Board of Director Recommendation

The affirmative vote of a majority of the common shares present at the Annual Meeting or represented by proxy is required for approval of the proposed amendment to the 2004 Plan. For purposes of this proposal, broker non-votes and abstentions will have the effect of a vote AGAINST the approval of the amendment to increase the shares reserved for issuance.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the approval of the amendment to the 2004 Plan. Our board of directors recommends approval of the amendment.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2006

The Company currently maintains three equity compensation plans: the Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), the 2004 Plan and the Stock Option Granted to Mark Amin (the “Amin Option”), all of which have been approved by the Company’s shareholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of common shares subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2006.

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued Upon		Weighted-Average	Equity Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options		Outstanding Options	Securities Reflected in
Plan Category	and Rights (#)		and Rights ($)	the First Column) (#)

Equity compensation plans approved by security holders	5,170,104	(1)	$4.19	377,004	(2)
Equity compensation plans not approved by security holders	0		0	0

Total	5,170,104		$4.19	377,004

(1)	Of these shares, 3,951,732 shares were subject to outstanding options granted under the 2004 Plan, 1,218,372 shares were subject to outstanding options granted under the Equity Incentive Plan, and 0 shares were subject to the Amin Option. This figure does not include 508,667 shares that were subject to outstanding restricted share unit awards granted under the 2004 Plan as of March 31, 2006.

(2)	All of these shares were available for award grant purposes under the 2004 Plan. The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, stock appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares. Since shareholder approval of the 2004 Plan in September 2004, no new awards may be granted under the Equity Incentive Plan.

INFORMATION REGARDING OUR BOARD OF DIRECTORS
AND COMMITTEES OF OUR BOARD OF DIRECTORS

Our board of directors held a total of ten meetings in fiscal 2006 and took a number of actions by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our board of directors and meetings of committees on which he or she served in fiscal 2006. All directors are invited but not required to attend each annual general meeting of shareholders. All of our then current directors attended our 2005 annual general meeting of shareholders in person. Harald Ludwig, our Co-Chairman, presides at the regularly scheduled executive sessions of the non-management directors.

Board Committees and Responsibilities

Our board of directors has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Strategic Advisory Committee.

Audit Committee

Messrs. Paterson (Chair), Koffman and Tobin are the current members of our Audit Committee. This committee held seven meetings during fiscal 2006. The duties and responsibilities of our Audit Committee include (a) recommending to the shareholders the appointment of our auditors and any termination of our auditors, (b) reviewing the plan and scope of audits, (c) reviewing our significant accounting policies and internal controls and (d) having general responsibility for all audit related matters. Our Audit Committee is governed by a written charter approved by our board of directors. The full text of the charter was attached as Appendix A to our 2005 proxy statement and is also available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests it.

Our board of directors believes that each member of our Audit Committee qualifies as an independent director under NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that

Mr. Paterson is a financial expert under NYSE listing standards and applicable U.S. Securities and Exchange Commission rules and applicable Canadian securities laws, regulations, policies and instruments.

Compensation Committee

Messrs. Evrensel (Chair), Simm and Simmons are the current members of our Compensation Committee. This committee held 16 meetings during fiscal 2006. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and, in consultation with our CEO, other executive officers, evaluates the Company’s overall compensation policies, makes recommendations to our board of directors regarding the Company’s incentive-compensation plans and equity-based compensation plans and periodically reviews the adequacy and form of compensation of directors, committee members, senior officers and employees. Our Compensation Committee operates pursuant to a written charter adopted by our board of directors. The full text of the charter is available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests it. Our board of directors believes that each member of the committee qualifies as an independent director as defined under NYSE listing standards and applicable U.S. Securities and Exchange Commission rules.

Nominating & Corporate Governance Committee

Messrs. Koffman (Chair), Simm and Simmons are the current members of our Nominating & Corporate Governance Committee, which held five meetings during fiscal 2006. The Nominating & Corporate Governance Committee is responsible for developing our corporate governance system, reviewing proposed new members of our board of directors, including those recommended by our shareholders, evaluating the independence of current and prospective directors, and reviewing the suitability of each member of our board of directors for continued service. The Nominating & Corporate Governance Committee operates pursuant to a written charter adopted by our board of directors. The full text of the charter is available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests it. For instructions on how shareholders may submit recommendations for director nominees to our Nominating & Corporate Governance Committee, see “Shareholder Communications” below. Our board of directors believes that each member of the committee qualifies as an independent director as defined under NYSE listing standards. Our board of directors is currently considering whether or not to establish, but has not yet established, any special qualifications or any minimum criteria for director nominees. Presently, in considering candidates for our board of directors, the Nominating & Corporate Governance Committee will consider the entirety of each candidate’s credentials. In particular, the committee’s charter requires assessment of the following issues: relevant experience, intelligence, independence, commitment, compatibility with the Chief Executive Officer and the culture of our board of directors, prominence, diversity, age, understanding of the Company’s business, and other factors deemed relevant.

Strategic Advisory Committee

Messrs. Ludwig (Chair), Amin, Paterson and Tobin are the current members of our Strategic Advisory Committee. This committee held four meetings during fiscal 2006. Our Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan annually, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Shareholder Communications

Shareholders interested in communicating with our board may do so by writing to any or all non-employee directors, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available on the Company’s website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to our Nominating & Corporate Governance Committee. Our Nominating & Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, using criteria, if any, developed by the committee and approved by our board of directors from time to time. Our shareholder communication policy may be amended at any time with the consent of our Nominating & Corporate Governance Committee.

Codes of Conduct and Ethics

We have (1) a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and (2) a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests it. The Company will disclose on its website when there have been waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Director Compensation

Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of $20,000 and a further retainer of $10,000 if such director acts as chairman of our Audit Committee or $7,500 if such director acts as chairman of our Compensation Committee or Nominating & Corporate Governance Committee. Also, each non-executive director is entitled to receive a fee of $1,000 per meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. During the last fiscal year, six directors received the annual retainer in full, two directors received three-fourths of the annual retainer, one director received approximately one-half of the annual retainer, and two directors received one-quarter of the annual retainer. Such retainers and fees paid to directors will be provided, at the director’s election, 50% in cash compensation with the remaining 50% payable in our common shares, or 100% payable in our common shares. Non-employee directors are granted 12,500 restricted share units when they join the board of directors. The restricted share units vest over three years from the date of grant. As restricted share units vest, directors are issued an equivalent number of the Company’s common shares.

The Company is a party to employment agreements with two of its directors, Messrs. Feltheimer and Burns, as described below under “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The Company was also a party to an employment agreement with Mr. Amin, who served as our Vice Chairman until April 2006 and currently serves as Vice Chairman of our board of directors. The agreement expired April 13, 2006. Mr. Amin’s annual base salary under the agreement was $500,000.

The compensation of directors may be modified from time to time by our Compensation Committee if it determines such modification is necessary or appropriate in light of the Company’s needs, best market practices or applicable legal and regulatory changes.

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of the Company, and none of the associates or affiliates of any of the foregoing, is currently indebted to the Company or was indebted to the Company at any time since the beginning of the Company’s most recently completed fiscal year.

Director Independence

It is the policy of our board of directors that a majority of directors be independent of the Company and of the Company’s management. For a director to be deemed “independent,” our board of directors shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, our board of directors shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which it may amend or supplement from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company must not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), must not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	(A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time must not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee must not be deemed independent.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, must not be deemed independent.

Pursuant to our Corporate Governance Guidelines, our board of directors undertook its annual review of director independence beginning in June 2006. During this review, our board of directors considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading “Certain Relationships and Related Transactions” below. Our board of directors also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Our Nominating & Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on the Company’s website at www.lionsgate.com and in print to any shareholder who requests them.

As a result of this review, our board of directors affirmatively determined that each of Messrs. Bacal, Evrensel, Koffman, Ludwig, Paterson, Simm, Simmons and Tobin are independent of the Company and its management under our Standards for Director Independence, Canadian standards, the NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(i) under the Exchange Act.

MANAGEMENT

The following is a list of our executive officers followed by their biographical information (other than Messrs. Feltheimer and Burns, whose biographical information appears on page 7).

Name	Age(1)	Position

Jon Feltheimer	54	Chief Executive Officer and Director
Michael Burns	47	Vice Chairman and Director
Steven Beeks	49	President
James Keegan	48	Chief Financial Officer, Chief Administrative Officer and Principal Accounting Officer
Wayne Levin	43	Executive Vice President, Corporate Operations and General Counsel
Marni Wieshofer	43	Executive Vice President, Corporate Development

(1)	As of July 1, 2006.

Biographical Information

Steven Beeks.  Mr. Beeks has been our President since July 2006 and President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From January 1998 until December 2003, Mr. Beeks served as President of Artisan Home Entertainment.

James Keegan.  Mr. Keegan has been our Chief Administrative Officer since April 2002 and our Chief Financial Officer since September 2002 and our Principal Accounting Officer since April 2005. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment. From April 1989 to March 1990, he was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.

Wayne Levin.  Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004. Previously, Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin has been our General Counsel since November 2000. He worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Marni Wieshofer.  Ms. Wieshofer has been our Executive Vice President, Corporate Development since September 2002. From April 1999 until September 2002, Ms. Wieshofer served as our Chief Financial Officer. From February 1999 to April 1999, Ms. Wieshofer was our Vice President, Finance. From October 1995 to January 1999, Ms. Wieshofer served as Vice President, Finance of Alliance Atlantis Communications Inc.

Appointment of Executive Officers

Our officers are appointed and, subject to employment agreements, serve at the discretion of our board of directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued to our Chief Executive Officer and our four next most highly compensated executive officers who served as executive officers as of the end of fiscal 2006 (the “Named Executive Officers”).

Summary Compensation Table

						Long Term
						Compensation(1)
		Annual Compensation				Restricted		Securities
					Other Annual	Stock		Underlying	All Other
		Salary	Bonus		Compensation	Award(s)		Options/SARs	Compensation
Officer Name and Position	Year	($)	($)(2)		($)	($)		(#)	($)(11)

Jon Feltheimer	2006	850,000	395,000		—	742,000	(12)	—	17,305
Chief Executive Officer	2005	850,000	1,600,000	(8)	—	—		—	24,437
	2004	833,333	1,000,000	(3)	—			3,346,000 (4)	57,145	(10)
Michael Burns	2006	500,000	395,000		—	742,000	(13)	—	4,380
Vice Chairman	2005	520,834	1,100,000	(9)	—	—		—	4,380
	2004	416,667	850,000	(5)	—	0		1,900,000 (6)	3,273
Steven Beeks	2006	550,000	293,750		—	—		—	4,380
President	2005	525,000	207,250		—	—		—	3,165
	2004	165,865	257,477		—	0		1,000,000 (7)	690
Wayne Levin	2006	388,542	370,250		—	—		—	3,570
General Counsel and	2005	345,834	200,000		—	—		—	3,570
Executive Vice President,	2004	295,833	100,000		—	0		125,000	2,620
Corporate Operations
James Keegan	2006	369,583	125,000		—	—		—	4,380
Chief Financial Officer	2005	359,583	40,000		—	—		—	4,380
	2004	349,583	40,000		—	—		—	2,175

(1)	The following table reflects the aggregated restricted share unit holdings for each of our Named Executive Officers as of the end of the 2006 fiscal year and the value of such restricted share units based on the market value of our common shares on March 31, 2006 (the last day of trading for the 2006 fiscal year):

	Number of Unvested	Value of Unvested
	Restricted Share Units	Restricted Share Units
	at March 31,	at March 31,
	2006	2006 ($)

Jon Feltheimer	70,000	$710,500
Michael Burns	70,000	$710,500
Steven Beeks	—	—
Wayne Levin	—	—
James Keegan	—	—

(2)	Bonus amounts are reported in this column based on the fiscal year in which the bonus was earned, not the fiscal year in which the bonus was actually paid.

(3)	Includes a $250,000 signing bonus received upon execution of Mr. Feltheimer’s employment agreement.

(4)	Includes 998,000 common shares underlying stock options previously granted in fiscal 2000, 1,000,000 common shares underlying stock options previously granted in fiscal 2001, 973,000 common shares underlying stock options previously granted in fiscal 2004 and 375,000 stock appreciation rights (“SARs”) previously granted in fiscal 2002 and expiring September 30, 2007 (as extended pursuant to Mr. Feltheimer’s employment agreement). The SARS are fully vested and have an exercise price of $5.00, and are exercisable provided that the average closing trading price of the Company’s common shares for any 20-day period prior to exercise is at least $6.00.

(5)	Includes a $50,000 signing bonus received upon execution of Mr. Burns’ current employment agreement.

(6)	Includes 1,050,000 common shares underlying stock options previously granted in fiscal 2000, 75,000 common shares underlying stock options previously granted in fiscal 2003, 400,000 common shares underlying stock options previously granted in fiscal 2004 and 375,000 SARs previously granted in fiscal 2002 and expiring August 31, 2006 (as extended pursuant to Mr. Burns’ employment agreement). The SARS are fully vested and have an exercise price of $5.00, and are exercisable provided that the average closing trading price of the Company’s common shares for any 20-day period prior to exercise is at least $6.00. Since Mr. Burns’ SARs expire August 31, 2006, it is anticipated that he will exercise his 375,000 SARs before that date.

(7)	Includes 1,000,000 SARs granted pursuant to Mr. Beeks’ share appreciation rights award agreement.

(8)	Includes a stock price bonus of $1,000,000 Mr. Feltheimer received because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004.

(9)	Includes a stock price bonus of $500,000 Mr. Burns received because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004.

(10)	Includes $44,890 for installation of a home theater system pursuant to Mr. Feltheimer’s employment agreement.

(11)	Includes the Company’s payment of annual life insurance premiums for each of the Company’s named executive officers under the Company’s executive life insurance program. For fiscal 2006, 2005, and 2004, the Company paid annual term life insurance and long-term disability insurance premiums in the following amounts: Mr. Feltheimer: $16,075, $17,305 and $24,437; Mr. Burns: $3,240, $4,380 and $4,380; Mr. Beeks: $3,240, $4,380 and $3,165; Mr. Levin: $2,430, $3,570 and $3,570; and Mr. Keegan: $3,240, $4,380 and $4,380.

(12)	Based on a grant to Mr. Feltheimer of 70,000 restricted share units on June 27, 2005, which was valued at $10.60 per share based on the closing market price of our common shares on the date of grant. The restricted share units vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Feltheimer’s employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted share units shall vest within six months of the termination of the term of such employment agreement. The restricted share units include the right to receive dividend payments prior to vesting.

(13)	Based on a grant to Mr. Burns of 70,000 restricted share units on June 27, 2005, which was valued at $10.60 per share based on the closing market price of our common shares on the date of grant. The restricted share units vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Burns’ employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted share units shall vest within six months of the termination of the term of such employment agreement. The restricted share units include the right to receive dividend payments prior to vesting.

Stock Option Grants

No stock options were granted to any of our Named Executive Officers in fiscal 2006.

Option Exercises and Holdings

The following table provides information for the Named Executive Officers concerning options they exercised during fiscal 2006 and unexercised options that they held at the end of fiscal 2006.

Aggregated Option/SARs Exercises in Fiscal 2006 and Fiscal Year-End Option/SARs Values

			Number of Securities	Value of Unexercised
	Securities		Underlying Unexercised	In-the-Money
	Acquired	Value	Options/SARs at FY-End	Options/SARs at FY-End
	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	(#)	($)	(#)	($)(1)

Jon Feltheimer	0	0	2,348,000/0	16,739,550/0
Michael Burns	0	0	1,383,721/0	9,426,571/0
Steven Beeks	0	0	779,745/70,255	3,859,738/347,762
Wayne Levin	0	0	58,333/41,667	414,164/295,836
James Keegan	0	0	50,000/0	380,000/0

(1)	The value of unexercised in-the-money options was calculated based on the difference between the exercise price of the option and the closing price of the Company’s common shares on March 31, 2006.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

During fiscal 2006 we were a party to an employment agreement with each of the Named Executive Officers.

Jon Feltheimer.  We entered into a new employment agreement with Mr. Feltheimer effective August 15, 2003. The agreement provides that Mr. Feltheimer will serve as Chief Executive Officer for a term that ends March 31, 2007. Mr. Feltheimer’s annual base salary under the agreement is $850,000. Mr. Feltheimer is entitled to an annual discretionary bonus determined by our Compensation Committee, based on certain criteria set forth in the agreement. Mr. Feltheimer received a cash bonus of $395,000 paid in fiscal 2007 but accrued in and for fiscal 2006. Mr. Feltheimer also received in fiscal 2007 an award for fiscal 2006 performance of 20,000 restricted share units that vest in two equal annual installments beginning on June 13, 2007. If Mr. Feltheimer’s employment is terminated without cause (as defined in the Employment Agreement) or if he terminates his employment for “Good Reason” (as defined in the employment agreement), he will be entitled to continue to receive his annual salary, or a lump sum payment equal to the balance of his compensation under the agreement, and all other benefits for the remainder of the employment agreement. If Mr. Feltheimer’s employment is terminated in connection with a change of control, he will be entitled to the payment of $2,500,000 and the continued payment of his annual salary through the normal expiration of the term, unless Mr. Feltheimer elects to terminate his employment following a change of control, in which event he shall be entitled to the payment of $2,500,000 but shall not be entitled to the further payment of his annual salary. Upon a change of control, any then-unvested portion of Mr. Feltheimer’s options shall immediately and fully vest and become immediately and fully exercisable. Pursuant to Mr. Feltheimer’s employment agreement, 375,000 SARs previously granted in fiscal 2002 were extended so as to expire September 30, 2007.

Michael Burns.  We entered into an employment agreement with Mr. Burns effective September 1, 2003 that provides that he serve as Vice Chairman for a term that ends August 31, 2006. The agreement entitles him to receive an annual base salary of $500,000. Mr. Burns is also entitled to receive a discretionary annual bonus, in an amount to be recommended by the Chief Executive Officer and determined by our Compensation Committee, based on certain criteria set forth in the agreement. Mr. Burns received a cash bonus of $395,000 paid in fiscal 2007 but accrued in and for fiscal 2006. Mr. Burns also received in fiscal 2007 an award for fiscal 2006 performance of 20,000 restricted share units that vest in two equal annual installments beginning on June 13, 2007. If Mr. Burns’ employment is terminated following a change of control, Mr. Burns will receive a payment of $500,000 or the remainder of the base salary to be paid for the term of the agreement, whichever amount is greater. Upon a change of control, any then-unvested portion of Mr. Burns’ options shall immediately and fully vest and become immediately and fully exercisable. Pursuant to Mr. Burns’ employment agreement, 375,000 SARs previously granted in fiscal 2002 were extended so as to expire August 31, 2006.

Steven Beeks.  We entered into an employment agreement with Mr. Beeks effective December 15, 2003 that provides that he serve as the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, for a term that ends March 31, 2008. The agreement entitles him to receive a base salary of $575,000 through March 31, 2007 and a base salary of $600,000 through March 31, 2008. Mr. Beeks is also entitled to receive the following bonuses: (1) a bonus based upon the EBITDA target of the Company, (2) a bonus based upon the attainment of a target with respect to the performance of the home video division, as designated by the Company, (3) a minimum bonus of 12.5% of the applicable year’s base salary, based on certain criteria set forth in the agreement, and (4) a discretionary bonus at the sole discretion of the Chief Executive Officer. Mr. Beeks received a cash bonus of $293,750 paid in fiscal 2007 but accrued in and for fiscal 2006. Mr. Beeks also received in fiscal 2007 an award for fiscal 2006 performance of 20,000 restricted share units that vest in two equal annual installments beginning on June 13, 2007. If Mr. Beeks’ employment is terminated in connection with a change of control, he will be entitled to receive (a) the amount of his base salary accrued with respect to the period prior to the date of termination; (b) a lump sum payment in an amount equal to 50% of the base salary remaining to be paid under the terms of this agreement if the termination occurs after December 15, 2003, but before March 31, 2007; plus (c) an additional amount of $500,000 if the termination occurs after April 1, 2005 but before March 31, 2007. If the termination occurs after April 1, 2007, Mr. Beeks will receive 100% of his base salary remaining to be paid under the terms of this agreement.

Wayne Levin.  On May 9, 2006, we entered into an employment agreement with Mr. Levin dated and effective as of April 1, 2006 that provides that he will continue to serve as our General Counsel and Executive Vice President, Corporate Operations for a term that ends March 31, 2009. We may, at our sole discretion, extend the term for an additional year, commencing April 1, 2009 and ending March 31, 2010. Mr. Levin’s annual base salary under the employment agreement is $400,000 for the first year of the term, $500,000 for the second and third years of the term, and $600,000 for the fourth year of the term, if we determine to extend the term for an additional year. Mr. Levin is entitled to receive the following bonuses: (1) performance bonuses at the full discretion of the Chief Executive Officer; (2) an annual bonus of 25% of base salary based upon certain established performance goals to be set forth in writing at the beginning of each fiscal year; (3) an annual bonus of 25% of base salary based upon our EBITDA; (4) a bonus of $1 million upon a change of control; and (5) two past services bonuses, the first in the amount of $100,000, paid in May 2006, and the second in the amount of $125,000, payable in April 2007. Following execution of the employment agreement, Mr. Levin received 100,000 of our restricted share units, to vest 50% on March 31, 2008 and 50% on March 31, 2009. When and if we obtain an additional allotment of shares under the 2004 Plan, we shall request that our Compensation Committee authorize a further grant of 25,000 restricted share units with the same vesting schedule (or a cash payment if we do not obtain such allotment). Mr. Levin also received a cash bonus of $142,500 paid in fiscal 2007 but accrued in and for fiscal 2006. If Mr. Levin’s employment is terminated without cause, he will be entitled to receive his base salary through the conclusion of the applicable term or, in certain circumstances and at our discretion, a severance amount equal to 50% of the balance of the compensation still owing to him under the employment agreement at the time of termination in one lump sum.

James Keegan.  On April 4, 2006, we entered into a new employment agreement with James Keegan dated February 21, 2006 and effective April 16, 2006. The employment agreement provides that Mr. Keegan will continue to serve as our Chief Financial Officer for a term that ends April 15, 2008. We may, at our sole discretion, extend the term for an additional year, commencing April 16, 2008 and ending April 15, 2009. Mr. Keegan’s annual base salary under the employment agreement is $400,000 for the first year of the term, $425,000 for the second year of the term, and $450,000 for the third year of the term, if we exercise the extension option. Mr. Keegan is entitled to receive performance bonuses at the full discretion of the Chief Executive Officer and the approval of our board of directors. In addition, when and if we obtain an additional allotment of shares under the 2004 Plan, we shall request that our Compensation Committee authorize a grant of 25,000 restricted share units to vest one-third on each anniversary of June 13, 2006 (or a cash payment if we do not obtain such allotment). Our board of directors has approved such grant. Mr. Keegan also received a cash bonus of $117,500 paid in fiscal 2007 but accrued in and for fiscal 2006. If Mr. Keegan’s employment is terminated without cause, he will be entitled to receive his base salary through the conclusion of the applicable term or, in certain circumstances and at our discretion, a severance amount equal to 50% of the balance of the compensation still owing to him under the employment agreement at the time of termination in one lump sum.

Equity Incentive Plans.  Under our equity incentive plans, a change in control of the Company triggers accelerated vesting of outstanding awards under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2006, all filing requirements were met, except that the following individuals filed a late Form 4 for one transaction each: Arthur Evrensel, Morley Koffman, Hardwick Simmons and G. Scott Paterson; and Mr. Koffman filed one late Form 4 for four transactions.

COMMITTEE REPORTS AND PERFORMANCE GRAPH

The following Report of the Audit Committee, Report of the Compensation Committee and Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

REPORT OF THE AUDIT COMMITTEE

The members of our Audit Committee are all non-employee directors. In addition, our board of directors has determined that each meets the current NYSE independence requirements. Our current Audit Committee charter is attached to our 2005 proxy statement as Appendix A. Our Audit Committee assists our board of directors in overseeing (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of Company’s internal audit function and independent auditor. Our Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, our Audit Committee reviewed and discussed our fiscal year ended March 31, 2006 audited consolidated financial statements with management and the independent auditors. Our Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2006 audited consolidated financial statements. Our Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

Our Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. Our Audit Committee held seven meetings during fiscal 2006.

Based upon the review and discussions described in this report, our Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2006 for filing with the U.S. Securities and Exchange Commission. Our Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent auditors for fiscal 2006.

The Audit Committee
G. Scott Paterson, Chair
Morley Koffman
Brian V. Tobin

REPORT OF THE COMPENSATION COMMITTEE

Our Compensation Committee currently consists of Messrs. Evrensel (Chair), Simm and Simmons, each of whom is an independent director under NYSE and applicable U.S. Securities and Exchange Commission rules. Our Compensation Committee determines the Chief Executive Officer’s salary and the equity awards for all executive officers and directors. Our Compensation Committee may consider other forms of compensation, both short-term and long-term, in addition to those described below. Our executive compensation program is designed to attract, retain and motivate the senior executive talent required to ensure our success. The program also aims to support the creation of shareholder value and ensure that pay is consistent with performance.

Our Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as stock options, stock appreciation rights and restricted share units to align shareholders’ and executives’ interests.

During fiscal 2006, our Compensation Committee engaged the services of Mercer Human Resource Consulting to (a) assess the Company’s executive total rewards strategy, (b) develop a peer group for benchmarking senior executive compensation, (c) benchmark and competitive assessment of reward levels and contract provisions among peer companies, (d) provide an overview of executive pay trends, (e) make recommendations on provisions for new employment agreements, and (f) review our Compensation Committee’s charter relative to other companies of similar size and type.

Employment Agreements.  During fiscal 2006 we were a party to a continuing employment agreement with each of Jon Feltheimer, our Chief Executive Officer, and Michael Burns, our Vice Chairman. See “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” Mr. Feltheimer’s employment agreement is scheduled to expire March 31, 2007, and Mr. Burns’ employment agreement is scheduled to expire August 31, 2006. Our Compensation Committee is currently in active negotiations to extend the terms of the employment agreements for each of Messrs. Feltheimer and Burns.

Base Salary.  The base salary of each of Messrs. Feltheimer, our Chief Executive Officer, and Burns, our Vice Chairman, was determined in fiscal 2004 and is set forth in each of their employment agreements, which extend through March 31, 2007 and August 31, 2006, respectively. See “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” In determining the compensation of Messrs. Feltheimer and Burns, our Compensation Committee considered the relevant executive’s experience and responsibilities, as well as other subjective factors. Our Compensation Committee reviewed the base salaries, bonuses, options, option values, restricted stock and benefits granted to executives of other entertainment companies in the last year which are publicly available. In addition, our Compensation Committee considered the relevant executive’s performance in relation to brand and asset value creation, earnings, revenues and share price. To the extent not set forth in previously negotiated employment agreements, Mr. Feltheimer, in consultation with our Compensation Committee, established the base compensation paid to our other executives in fiscal 2006 based on the consideration of similar factors.

Bonus Compensation.  Our Compensation Committee approved a cash bonus for each of Messrs. Feltheimer and Burns for fiscal 2006 of $395,000 and 20,000 restricted share units that vest in two equal annual installments beginning on June 13, 2007. In determining the appropriate bonuses for Messrs. Feltheimer and Burns, our Compensation Committee discussed and considered the Company’s financial performance for fiscal 2006 and the performance of Messrs. Feltheimer and Burns in executing the Company’s business plan during that period, and reviewed the fiscal 2006 base salaries and past bonuses paid to each of Messrs. Feltheimer and Burns. Pursuant to contractual requirements of their respective employment agreements, in determining the bonuses for

Messrs. Feltheimer and Burns, our Compensation Committee took into consideration the following criteria: (a) the Company’s earnings before taxes, depreciation and amortization (“EBITDA”), (b) adjusted EBITDA, (c) total revenues, (d) adjusted earnings, (e) free cash flow, (f) debt increase/decrease and (g) the 52-week range of the Company’s stock price. Achievements of Messrs. Feltheimer and Burns noted by the committee include: (1) the large cash reserves of the Company at fiscal year-end, (2) an increase in total revenue by over $100 million from fiscal 2005 year-end, (3) an increase in free cash flow by over $8 million from fiscal 2005 year-end, (4) the elimination of bank debt from $325 million to nil compared to fiscal 2005 year-end, (5) that there are now 18 analysts covering the Company, (6) the Company’s participation in the Academy Award® win for Crash, and (7) the Company’s cash and cash equivalents and available for sale investments balance was over $229 million as of March 31, 2006.

The employment agreement for Mr. Beeks, our President, was negotiated before fiscal 2006. The employment agreements for Messrs. Levin and Keegan were executed during fiscal 2007, as set forth above under the heading “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” The bonus compensation paid to these executives for fiscal 2006 was established either by contractual provisions or by Mr. Feltheimer. The bonus pool was approved by our Compensation Committee.

Equity-Based Compensation.  Our Compensation Committee believes in linking long-term incentives to an increase in stock value, as it awards stock options at the fair market value or higher on the date of grant that vest over time and restricted share units that vest over time. Our Compensation Committee believes that stock ownership in the Company is a valuable incentive to executives that (1) aligns their interests with the interests of shareholders as a whole, (2) encourages them to manage the Company in a way that seeks to maximize its long-term profitability, and (3) encourages them to remain an employee of the Company. Generally, awards granted under the 2004 Plan are subject to a three-year vesting period.

The Deductibility of Executive Compensation.  Section 162(m) of the U.S. Internal Revenue Code does not permit us to deduct cash compensation in excess of $1 million paid to each of the Chief Executive Officer and the four other most highly compensated executive officers during any taxable year, unless such compensation meets certain requirements.

Options and share appreciation rights approved by our Compensation Committee and granted under our shareholder-approved equity plans are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation, allowing us to deduct fully compensation paid to executives under such awards. It is our policy to qualify, to the extent reasonable and consistent with our compensation goals set forth above, compensation paid to our executive officers for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and the best interests of the Company. We therefore may from time to time pay compensation to our executive officers that may not be deductible under Section 162(m).

The Compensation Committee
Arthur Evrensel, Chair
Daryl Simm
Hardwick Simmons

PERFORMANCE GRAPH

The following graph compares our cumulative total shareholder return with those of the S&P/TSX Composite Index (formerly known as the TSE 300 Total Return Index), the S&P/TSX Movies & Entertainment Index, the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2001 and ending March 31, 2006. All values assume that $100 was invested on March 31, 2001 in our common shares and each applicable index and all dividends were reinvested. Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG LIONS GATE ENTERTAINMENT CORP., THE S&P/TSX COMPOSITE INDEX,
THE S&P/TSX MOVIES & ENTERTAINMENT INDEX, THE NYSE COMPOSITE INDEX
AND THE S&P MOVIES & ENTERTAINMENT INDEX

*	$100 invested on 3/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

Company/Index	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05	3/31/06
Lions Gate Entertainment Corp.	100.00	136.21	97.59	281.03	462.07	409.66
S&P/TSX Composite Index	100.00	104.88	86.42	119.02	135.60	174.16
S&P/TSX Movies & Entertainment Index*	100.00	112.35	108.35	129.67	157.95	178.62
NYSE Composite Index**	100.00	91.96	67.03	96.34	102.94	129.52
S&P Movies & Entertainment Index**	100.00	75.68	47.11	62.64	63.17	60.66

*	Our former line-of-business index, the TSX Cable & Entertainment Total Return Index, was discontinued during fiscal 2004 and is no longer available. Due to this restructuring of the TSX indices, we have been using the S&P/TSX Movies & Entertainment Index, which is one of the successor indices to the TSX Cable & Entertainment Total Return Index, since our proxy statement filed July 29, 2005.

**	The Company’s primary trading market is the NYSE. Therefore, we have added two NYSE indices to this year’s performance graph. Beginning with our proxy statement for fiscal 2007, we intend to discontinue using the S&P/TSX Composite Index and the S&P/TSX Movies & Entertainment Index in our performance graph.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is a former or current officer or an employee of the Company or has any relationship that would require disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended March 31, 2006.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

During the past year, there have been several changes to the corporate governance and corporate governance disclosure requirements applicable to the Company. Specifically, the Canadian Securities Administrators (“CSA”) adopted National Instrument 58-101 Disclosure of Corporate Governance (“NI 58-101”) which requires the Company to disclose, on an annual basis, its approach to corporate governance. The CSA also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. Our board of directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Company. Set out below is a description of certain corporate governance practices of the Company as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

Our board of directors currently has 12 members. As of the date of this proxy statement, eight directors are independent, two directors are non-independent as senior management of the Company, one director is non-independent as producer for the Company through a “first-look” arrangement, and one director is non-independent as a director, senior officer and shareholder of Maple Pictures Corp., the Canadian distributor for the Company. As permitted by Canadian law, our board resolved to set the number of directors at 12 for the ensuing year. As a result, a majority of the members of the board of directors are independent. In addition, the board of directors undertakes an annual review of the independence of all non-employee directors.

Our board of directors is made up of:

Mark Amin	Non-Independent as producer for the Company through a ‘‘first-look” arrangement
Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Michael Burns	Non-Independent as Vice Chairman
Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Morley Koffman	Independent
Laurie May	Non-Independent as a principal of Maple Pictures Corp.(1)
Harald Ludwig	Independent
G. Scott Paterson	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Brian V. Tobin	Independent

(1)	The Company holds 10% of the outstanding common shares and ten Class A Convertible Preferred Shares of Maple Pictures Corp. There is also a library distribution and output distribution agreement between the companies.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the board of directors to function independently of management. The chairman position is divided between two Co-Chairmen, being Harald Ludwig, an independent director, and Jon Feltheimer. In matters that require independence of the board of directors from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of our board meetings in which the non-independent directors are usually excused. Harald Ludwig, our Co-Chairman and one of our independent directors, presides at the regularly scheduled executive sessions of the non-management directors.

The board of directors held a total of ten meetings in fiscal 2006. The attendance of the directors at such meetings was as follows:

Board Meetings
Director	Attended

Mark Amin	10/10
Norman Bacal	10/10
Michael Burns	10/10
Arthur Evrensel	10/10
Jon Feltheimer	10/10
Morley Koffman	9/10
Harald Ludwig	6/7
Laurie May	3/3
G. Scott Paterson	10/10
Daryl Simm	10/10
Hardwick Simmons	6/7
Brian V. Tobin	10/10

The independent board members held a total of ten sessions in fiscal 2006 at which non-independent directors and members of management were not in attendance. The attendance of the independent directors at such sessions was as follows:

Independent Board
Director	Sessions Attended

Norman Bacal	10/10
Arthur Evrensel	10/10
Morley Koffman	9/10
Harald Ludwig	6/7
Laurie May	3/3
G. Scott Paterson	10/10
Daryl Simm	10/10
Hardwick Simmons	6/7
Brian V. Tobin	10/10

Currently, the following directors serve on the board of directors of other public companies listed below.

Director	Public Company Board Membership

Mark Amin	None
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Morley Koffman	Ainsworth Lumber Co. Ltd
Harald Ludwig	West Fraser Timber Co. Ltd.
Laurie May	None
G. Scott Paterson	Automated Benefits Corp., Pioneering Technology Inc., Run of River Power Inc. and Rand A Technology Corporation
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Brian V. Tobin	Aecon Group Inc., Consolidated Thompson — Lundmark Gold Mines Limited and New Flyer Industries Inc.

Board Mandate

Under the Corporate Governance Guidelines established by the board of directors, which includes the board’s mandate, the board has overall responsibility to review and regularly monitor the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The board of directors will seek to enhance shareholder value over the long term. The full text of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.lionsgate.com.

Position Descriptions

To date, the Company has not developed position descriptions for the Co-Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The board of directors determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the board of directors currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating & Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the board of directors regarding the orientation of new directors and a continuing education program for existing directors. Currently, the board of directors has an informal process for the orientation of new directors regarding the role of the board of directors, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Company’s board of directors, no formal continuing education program is believed to be required at this time but the Nominating & Corporate Governance Committee will monitor both external developments and the board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating & Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements.

Ethical Business Conduct

We have (1) a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and (2) a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. These codes are available on the Company’s website at www.lionsgate.com, on SEDAR at www.sedar.com and in print to any shareholder who requests them. The codes are administered by the Company’s compliance officer, or his/her designee, and the Company’s legal department, and are overseen by the Audit Committee.

Nomination of Directors

Our Nominating & Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing the proposed new members of our board of directors and establishing full criteria for board membership. The Nominating & Corporate Governance Committee is also responsible for evaluating the performance of our board of directors as a whole, as well as that of the individual members of our board of directors. The Nominating & Corporate Governance Committee has established a charter to govern itself, a copy of which is available on the Company’s website at www.lionsgate.com.

Compensation

The board of directors, through its Compensation Committee which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers.

Other Board Committees

The board of directors has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Strategic Advisory Committee. For further information with respect to these committees see “Board Committees and Responsibilities” at page 17.

Assessments

Our Nominating & Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of the Company’s obligations to its shareholders. The Nominating & Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the board of directors as a whole, and each individual director. The Nominating & Corporate Governance Committee annual assesses and provides recommendations to the board of directors on the effectiveness of the committees of the board of directors and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jon Feltheimer, our Chief Executive Officer, Co-Chairman and a director, and Michael Burns, our Vice Chairman and a director, each hold options to purchase common stock of CinemaNow, Inc. (“CinemaNow”), our 18.8% owned subsidiary (on a fully diluted basis). We invested $1 million in CinemaNow’s Series E preferred stock offering on June 29, 2006. Messrs. Feltheimer and Burns have served on CinemaNow’s board of directors since February 2000. The options each of Mr. Feltheimer and Mr. Burns own are fully vested and are exercisable for less than 1% of the common stock of CinemaNow. In addition, Scott Paterson, a director, and Messrs. Burns and Feltheimer each own less than 1% of the outstanding convertible preferred stock of CinemaNow. Mark Amin also owns 4.0% of the outstanding Series C convertible preferred stock of CinemaNow and 0.38% of all of the convertible preferred shares of CinemaNow.

In February 2001, the Company entered into an agreement with Ignite, LLC (“Ignite”), a company in which Michael Burns, our Vice Chairman and a director, owns approximately 31%, and Hardwick Simmons, a director, owns approximately 12%. This agreement terminated pursuant to its term in February 2003 and was not renewed. The agreement provided that Ignite will be paid a producer fee and a percentage of adjusted gross receipts for projects which commenced production during the term of the agreement and which were developed through a development fund financed by Ignite. During the fiscal year ended March 31, 2006, the Company paid less than $0.1 million to Ignite under this agreement.

In June 2006, we entered into an agreement dated and effective as of March 31, 2006 with Ignite. Under the agreement, in consideration for Ignite disclaiming all of its rights and interests to and in the motion picture presently entitled Employee of the Month, Ignite will be entitled to box office bonuses if certain thresholds are met. During the year ended March 31, 2006, no amounts were paid to Ignite or Messrs. Burns or Simmons under this agreement.

Mark Amin is the owner of Sobini Films, which has a first-look agreement with us. In November 2002, the Company entered into a distribution agreement with Sobini Films for international distribution rights to the film The Prince and Me. During the fiscal year ended March 31, 2006, the Company paid approximately $0.4 million to Sobini Films in connection with profit participation under this agreement.

In March 2006, the Company entered into three distribution agreements with Sobini Films, under which the Company acquired certain distribution rights to the films The Prince and Me II, Streets of Legend and Peaceful Warrior. Scott Paterson, a director of the Company, is also an investor in Peaceful Warrior. With respect to The Prince and Me II, the Company’s distribution fee is 15% of gross receipts in all media distributed by the Company; provided that once gross receipts equal $1.0 million, the Company’s distribution fee increases on a prospective basis to 20% of gross receipts. With respect to Streets of Legend, the Company is required to pay a home video advance in the amount equal to 50% of Sobini Films’ projected share of adjusted gross receipts from the Company’s initial home video release of the film. The Company’s distribution fee is 15% of gross receipts in all media distributed by the Company. After the Company deducts its fees and recoups all of its expenses, 100% of the remainder is payable to Sobini Films. With respect to Peaceful Warrior, Sobini Films will be guaranteeing a theatrical release expenditure of $2.0 million. The Company’s distribution fee is 15% of gross receipts in all media distributed by the Company. After the Company deducts its fees and recoups all of its expenses, 100% of the remainder is payable to Sobini Films; provided that if the Company contributes $2.0 million or more in print and advertising costs in addition to the amount guaranteed by Sobini Films, the Company will be entitled to receive 10% of net receipts after Sobini Films has first received the aggregate of $2.5 million in addition to any monies paid to the Company with respect to the theatrical release guarantee. During the fiscal year ended March 31, 2006, the Company did not pay any amounts to Sobini Films under these three distribution agreements.

In December 2003 and April 2005, the Company entered into distribution agreements with Cerulean, LLC (“Cerulean”), a company in which Jon Feltheimer, our Chief Executive Officer, Co-Chairman and a director, and Michael Burns, our Vice Chairman and a director, each hold a 28% interest. Mr. Burns is also the managing member of Cerulean. Under the agreements, the Company obtained rights to distribute certain titles in home video and television media and Cerulean is entitled to receive royalties. During the fiscal year ended March 31, 2006, approximately $0.3 million was paid to Cerulean under these agreements.

In September 2004, the Company entered into an agreement to purchase the rights to a motion picture screenplay from Michael Burns, our Vice Chairman and a director. The agreement provides that Mr. Burns will be paid a nominal amount ($112 plus a contingent participation formula) for the purchase of the screenplay and will be entitled to box office bonuses and deferred compensation if certain thresholds are met. No amounts were paid to Mr. Burns under this agreement during fiscal 2006, and no future payments are anticipated.

In March 2005, the Company entered into an agreement with a company owned 100% by André Link, our former President, our former Chairman Emeritus and a former director. The agreement provides that Mr. Link will provide consulting services in connection with the Company’s Canadian and French Canadian operations for a term of one year from April 1, 2005 and will receive a consulting fee of $0.2 million. During the fiscal year ended March 31, 2006, the Company paid Mr. Link $0.2 million for such consulting services.

In April 2005, we entered into library and output agreements with Maple Pictures Corp. for the distribution of our motion picture, television and home video product in Canada. During fiscal 2006, Maple Pictures paid us approximately CDN $4.5 million (net of withholding taxes) pursuant to the library and output agreements. Maple Pictures was formed by Laurie May (a member of our board of directors), another former Company executive and a third-party equity investor. Ms. May is Co-President and a director of, and holds a 19.5% equity interest in, Maple Pictures. We also have a minority equity interest of 10% in Maple Pictures.

In March 2006, the Company and Icon International, Inc. (“Icon”) entered into two agreements. Icon directly reports to Omnicom Group, Inc. Mr. Simm is Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc., of which he is an officer. Under the purchase agreement, the Company agreed to transfer to Icon for liquidation purposes certain excess inventory CDs, VHS tapes and DVDs in inventory. In return, Icon agreed to pay the Company the sum of $650,000. The Company received the $0.7 million payment in March 2006. Under the vendor subscription agreement, the Company agreed to purchase approximately $4.1 million in net media advertising through Icon in order to earn approximately $0.8 million in guaranteed minimum credits under a formula set forth under the vendor subscription agreement in exchange for Icon’s media advertising procurement services. The guaranteed minimum credits will be credited against the guaranteed minimum payment to satisfy the Company’s minimum payment obligation under the vendor subscription agreement. The Company intends to spend approximately $5.6 million (approximately $4.7 million in net media advertising under the terms of the vendor subscription agreement) in media advertising through Icon. Icon has acknowledged that when delivered such a purchase will extinguish the Company’s guaranteed minimum payment obligation under the vendor subscription agreement. During the fiscal year ended March 31, 2006, the Company did not pay any amounts to Icon under the vendor subscription agreement.

In its ongoing effort to maximize its return on cash investments, the Company has invested in short-term auction rate securities (AAA rated or rating agency equivalent) through large financial institutions. Specifically, the Company has invested in auction rate securities with Merrill Lynch, JP Morgan and Bank of America. Kevin Burns, the brother of Michael Burns, our Vice Chairman and a director, is a Private Wealth Advisor in the Private Bank and Investment Group at Merrill Lynch. During the fiscal year ended March 31, 2006, Kevin Burns received a de minimis amount in connection with this arrangement.

ACCOUNTANTS’ FEES

During fiscal 2006 and 2005, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2006	2005

• Audit Fees	$3,754,000	$4,395,000
• Audit-Related Fees	$16,000	$32,000
• Tax Fees	$610,000	$111,000
• All Other Fees	$—	$—

Audit fees includes fees associated with the annual audit of the Company’s financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related fees include consultations in connection with proposed or consummated acquisitions and attest services not required by statute or regulation. Tax fees include amounts billed for tax compliance, tax advice and tax planning.

Pursuant to our Audit Committee’s policy to pre-approve all permitted audit and non-audit services, our Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2006 and determined that the provision of non-audit services in fiscal 2006 was compatible with maintaining Ernst & Young LLP’s independence.

OTHER INFORMATION

Our Annual Report on Form 10-K for fiscal 2006 is enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

*  *  *

It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of Our Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
July 27, 2006

APPENDIX A
LIONS GATE ENTERTAINMENT CORP.
2004 PERFORMANCE INCENTIVE PLAN
1. PURPOSE OF PLAN
The purpose of this Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (this “Plan”) of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the “Corporation”), is to promote the success of the Corporation and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2. ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the United States Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3. PLAN ADMINISTRATION
3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board, the Compensation Committee or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and

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the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

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(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)	determine the fair market value of the Common Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all

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persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4. COMMON SHARES SUBJECT TO THE PLAN; SHARE LIMITS
4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Shares and any Common Shares held as treasury shares. For purposes of this Plan, “Common Shares” shall mean the common shares of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of Common Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of (a) 7,000,000[1] Common Shares, plus (b) the number of Common Shares available for additional award grant purposes under the Corporation’s Employees’ and Directors’ Equity Incentive Plan, as amended (the “Equity Incentive Plan”), as of the date of shareholder approval of this Plan (the “Shareholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the Equity Incentive Plan as of the Shareholder Approval Date, plus (c) the number of any shares subject to stock options granted under the Equity Incentive Plan and outstanding on the Shareholder Approval Date which expire, or for any reason are cancelled or terminated, after the Shareholder Approval Date without being exercised; provided that in no event shall the Share Limit exceed 14,370,942 shares (which is the sum of the 7,000,000 shares set forth above, plus the number of shares available under the Equity Incentive Plan for additional award grant purposes as

[1]	The current aggregate Share Limit for this Plan is 2,000,000 shares. Shareholders are being asked to approve an amendment to this Plan that would increase the aggregate share limit by an additional 5,000,000 shares so that the new aggregate Share Limit for this Plan would be 7,000,000 shares.

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of the Effective Date (as such term is defined in Section 8.6.1), plus the number of shares subject to options previously granted and outstanding under the Equity Incentive Plan as of the Effective Date). The following limits also apply with respect to awards granted under this Plan:
(a)	The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 7,000,000 shares.

(b)	The maximum number of Common Shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 2,000,000 shares.

(c)	The maximum number of Common Shares that may be delivered pursuant to Full-Value Awards granted under this Plan is 6,500,000 shares. For purposes of this Plan, a “Full-Value Award” is an award granted under this Plan that is not (1) a delivery of shares in respect of compensation earned but deferred, (2) except as expressly provided in Section 5.1.1 (which generally requires that shares delivered in respect of “discounted” stock options be charged against this limit), a stock option grant, or (3) except as expressly provided in Section 5.1.3 (which generally requires that shares delivered in respect of “discounted” stock appreciation right grants be charged against this limit), a stock appreciation right grant.

(d)	In no event will greater than ten percent (10%) of the total number of Common Shares available for award grant purposes under this Plan be used for purposes of granting certain “Special Full-Value Awards” referred to in Section 5.1.5.

(e)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.
Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.
4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under

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this Plan, shall be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of Common Shares sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5. AWARDS
5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of Common Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a Common Share on the date of grant of the option, except as follows: (a) in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the fair market value of a Common Share on the date such other award was granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as incentive stock options); and (b) in any other circumstances, a nonqualified stock option may be granted with a per share exercise price that is less than the fair market value of a Common Share on the date of grant, provided that any shares delivered in respect of such option shall be charged against the limit of Section 4.2(c) (the limit on full-value awards) as well as any other applicable limit under Section 4.2. When an option is exercised, the exercise price for the shares to be purchased

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shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Common Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Common Shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Shares, equal to the excess of the fair market value of a specified number of Common Shares on the date the SAR is exercised over the fair market value of a Common Share on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement, except as follows: (a) in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the base price may be no lower than the fair market value of a Common Share on the date such other award was granted; and (b) in any other circumstances, a SAR may be granted with a base price that is less than the fair market value of a Common Share on the date of grant, provided that any shares actually delivered in respect of such award shall be charged against the limit of Section 4.2(c) (the limit on full-value awards) as well as any other applicable limit under Section 4.2. The maximum term of an SAR shall be ten (10) years.
5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units,

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phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Shares and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.
5.1.5 Minimum Vesting Requirements. Except for any accelerated vesting required or permitted pursuant to Section 7 and except as otherwise provided in the following provisions of this Section 5.1.5, and subject to such additional vesting requirements or conditions as the Administrator may establish with respect to the award, each award granted under this Plan that is a Full-Value Award and payable in Common Shares shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the first anniversary of the date of grant of the award and vesting shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on such vesting date; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in monthly installments over the three-year period immediately following the date of grant of the award and vesting of any vesting installment of the award shall occur only if the award holder is employed by, a director of, or otherwise providing services to the Corporation or one of its Subsidiaries on the date such installment is scheduled to vest; provided that the Administrator may accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in connection with a change in control of the award holder’s employer (or a parent thereof) or of the reportable segment of the Corporation that employs the award holder, the termination of the award holder’s employment (including a termination of employment due to the award holder’s death, disability or retirement, but not including a termination of employment by the award holder’s employer for cause), or as consideration or partial consideration for a release by the award holder of pending or threatened claims against the Corporation, the award holder’s employer, or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment by the award holder’s employer for cause or other circumstances). The Administrator may, however, accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule contemplated by the preceding sentence, in such circumstances as the Administrator may deem appropriate; provided, however, that the portion of any such Full-Value Award that vests earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the preceding sentence (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall count against the applicable share limits of Section 4.2 as a Special Full-Value Award.

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5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted with an exercise or base price not less than the fair market value of a Common Share at the date of grant (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Award. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.
5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.
5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the

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targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.
5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or Common Shares or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of Common Shares which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 2,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to Common Shares and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.
5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.
5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this Plan.
5.3	Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Corporation and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms

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and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.
5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Shares or Awards. The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned Common Shares;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.
In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation. Common Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise.

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5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price of a Common Share as reported on the composite tape for securities listed on the Exchange available on the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.
5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.
5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
(a)	transfers to the Corporation,

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by

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the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.
5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.
6. EFFECT OF TERMINATION OF SERVICE ON AWARDS
6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of

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employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.
7. ADJUSTMENTS; ACCELERATION
7.1	Adjustments. Upon or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares (whether in the form of securities or property); any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:
(a)	proportionately adjust any or all of (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.8 and 8.8.3(a)) the performance standards applicable to any outstanding awards, or

(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Shares upon or in respect of such event.
The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.
In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the

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participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.
7.2	Automatic Acceleration of Awards. Upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public Corporation or one of its Subsidiaries in respect of its Common Shares), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances.

7.3	Possible Acceleration of Awards. Without limiting Section 7.2, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances. For purposes of this Plan, “Change in Control Event” means any of the following:
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares of the Corporation (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director

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subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

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7.4	Early Termination of Awards. Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5	Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. The Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6	Possible Rescission of Acceleration. If the vesting of an award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards.

7.7	Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the

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Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).
8. OTHER PROVISIONS
8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Common Shares, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	Employment Status. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

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8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Common Shares, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:
(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.
In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

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8.6	Effective Date, Termination and Suspension, Amendments.
8.6.1 Effective Date. This Plan is effective as of June 28, 2004, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3 Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.
8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).
8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Common Shares not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

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8.8	Governing Law; Construction; Severability.
8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation.
8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.8.3 Plan Construction.
(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).
8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

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8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except

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where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

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PROXY	LIONS GATE ENTERTAINMENT CORP.
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON SHARES
The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia company (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing,                                          (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2006 Annual General Meeting of Shareholders of the Company, to be held at the Four Seasons Hotel, Windows West Room, 21 Avenue Road, Toronto, Ontario, M5R 2G1, on Tuesday, September 12, 2006, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.
If the shareholder does not want to appoint the persons named in the instrument of proxy, he should strike out his name and insert in the blank space provided the name of the person he wishes to act as his proxy. Such other person need not be a shareholder of the Company.
This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, or by fax to (416) 752-8239. To be effective, proxies must be received by 1:00 p.m. (Eastern Daylight Time) on September 9, 2006 by CIBC Mellon Trust Company, Proxy Department, PO Box 721, Agincourt, Ontario M5A 4K9.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
Shareholder Information Available On Line
AnswerLine — secure investor access on the Internet 24 hours a day, 7 days a week
Choose your own ID and Password
Register at www.cibcmellon.com/answerlineregistration
Need assistance? Call us at 1-800-387-0825
With AnswerLine, you can:

• View share balances and transaction history
• See certificated and non-certificated positions
• Check the latest available value of your holdings
• View dividend payment or reinvestment history
• Check the status of a dividend payment
• Access forms to update your account information

ANSWERLINE®	CIBC Mellon
CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
1.	Election of Directors	☐	☐

The nominees proposed by the
management of the Company are:
01 Norman Bacal		07 Laurie May
02 Michael Burns		08 G. Scott Paterson
03 Arthur Evrensel		09 Daryl Simm
04 Jon Feltheimer		10 Hardwick Simmons
05 Morley Koffman		11 Brian V. Tobin
06 Harald Ludwig

Vote for the election of all the nominees listed above (except those whose names the undersigned has deleted).

		FOR	AGAINST	ABSTAIN
2.	Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company.	☐	☐	☐

3.	Proposal to approve an increase in the number of common shares reserved for issuance under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual General Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2006 Annual Report to Shareholders.
IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

▲ Detach here from proxy voting card ▲
Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week
Telephone voting is available through 11:59 PM EST
the day prior to annual meeting day.
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone		Mail
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at: http://www.sedar.com